UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2012

Luby’s, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8308	74-1335253
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13111 Northwest Freeway, Suite 600

Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 329-6800

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Luby’s, Inc. (the “Company”) today announced that it entered into a Membership Unit(s) Sale And Purchase Agreement, dated November 21, 2012, (the “Agreement”) to purchase all of the Membership Units held by High Tides, LLC, Ticket to Paradise, LLC, and Open Water Holdings, LLC in Paradise Restaurants Group LLC, and certain of their affiliates (collectively, “Cheeseburger in Paradise”) for approximately $9.25 million of cash plus customary reimbursements for cash-on-hand, inventory, and accounts receivable. The Company will also pay Cheeseburger in Paradise an additional $1.75 million if certain objectives are achieved. The Company will fund the purchase from cash and its credit facility.

The purchase will include 23 Cheeseburger in Paradise locations in 14 states.

The Company and Cheeseburger in Paradise have made customary representations, warranties and covenants in the Agreement, which is subject to termination by either the Company or Cheeseburger in Paradise upon the occurrence of specified events. The transaction is expected to close on or before December 5, 2012, subject to the satisfaction or waiver of other customary closing conditions.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 99.1 Luby’s Press Release dated November 28, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 28, 2012		LUBY’S, INC.

	By:	/s/ Christopher J. Pappas

Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Luby’s Press Release dated November 28, 2012